Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
AND UPDATES 2022 EARNINGS GUIDANCE

Highlights

•Record net sales of $2.1 billion, up 15% from Q2 2021
•Operating income of $418.9 million, up 24% from Q2 2021 with a 150 bps improvement in operating margin
•Q2 2022 diluted EPS of $7.63, an increase of 20% from Q2 2021
•Increases annual earnings guidance range to $18.38 - $19.13 per diluted share to reflect additional tax benefits
______________________

COVINGTON, LA. (July 21, 2022) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the second quarter of 2022 and updated its 2022 earnings guidance.
“Our net sales for the second quarter of 2022 increased 15%, exceeding $2.0 billion for the first time in our company’s history. This accomplishment is even more impressive after considering our strong performance in the second quarter of 2021 when we achieved net sales of $1.8 billion and 40% growth. While we continue to be limited by supply chain and labor constraints, supply chain dynamics are improving. Our results in the second quarter, while challenged by unfavorable weather in certain markets, reflect the positive impact of growth in the installed base of pools, robust demand and heightened consumer interest in enhanced pool customizations. These favorable trends have benefited our industry, and we believe will continue to do so in the long term,” commented Peter D. Arvan, president and CEO.
Second quarter ended June 30, 2022 compared to the second quarter ended June 30, 2021
Net sales increased 15% in the second quarter of 2022 to a record $2.1 billion compared to $1.8 billion in the second quarter of 2021. Base business sales grew 10%. Our results are indicative of healthy demand for our products as maintenance, replacement, refurbishment and construction activity remained strong. Net sales benefited approximately 10% to 11% from elevated price inflation, but were unfavorably impacted 1% from currency exchange rate fluctuations.
Gross profit increased 21% to a record $666.8 million in the second quarter of 2022 from $551.7 million in the same period of 2021. Base business gross profit improved 14% over the second quarter of 2021. Gross margin increased 150 basis points to 32.4% in the second quarter of 2022 compared to 30.9% in the second quarter of 2021, reflecting benefits from our supply chain initiatives, increased pricing and recent acquisitions. Base business gross margin increased 100 basis points.
Selling and administrative expenses (operating expenses) increased 16% to $247.9 million in the second quarter of 2022 compared to $213.1 million in the second quarter of 2021, including a 1% benefit from currency exchange rate fluctuations. As a percentage of net sales, operating expenses increased to 12.1% in the second quarter of 2022 compared to 11.9% in the same period of 2021. Our operating expenses have increased to support our business growth, including recent acquisitions.
Operating income in the second quarter of 2022 increased 24% to $418.9 million compared to $338.6 million in the same period in 2021. Operating margin was 20.4% in the second quarter of 2022 compared to 18.9% in the second quarter of 2021. Base business operating margin was 20.3%, up 130 basis points from the prior year period.
We recorded a $1.6 million, or $0.04 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2022, compared to a tax benefit of $7.7 million, or $0.19 per diluted share, realized in the same period of 2021.

Net income increased 18% to $307.3 million in the second quarter of 2022 compared to $259.7 million in the second quarter of 2021. Earnings per diluted share increased 20% to $7.63 in the second quarter of 2022 compared to $6.37 in the same period of 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 23% to $7.59 in the second quarter of 2022 compared to $6.18 in the second quarter of 2021. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
Six months ended June 30, 2022 compared to the six months ended June 30, 2021
Net sales for the six months ended June 30, 2022 increased 22% to a record $3.5 billion from $2.8 billion in the six months ended June 30, 2021. Base business sales increased 16% for the period. Gross margin improved 220 basis points to 32.1% from 29.9% in the same period last year. Base business gross margin increased 160 basis points.
Operating expenses for the six months ended June 30, 2022 increased 19% compared to the first six months of 2021. Operating income for the six months ended June 30, 2022 increased 40% to a record $654.6 million compared to $467.6 million in the same period last year. Operating margin for the six months ended June 30, 2022 was 18.9% compared to 16.4% for the six months ended June 30, 2021, while base business operating margin increased 240 basis points.
We recorded a $8.9 million, or $0.22 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2022 compared to a $11.7 million, or $0.29 per diluted share, tax benefit in the same period of 2021.
Net income for the six months ended June 30, 2022 increased 36% to a record $486.5 million compared to $358.4 million for the six months ended June 30, 2021. Earnings per diluted share increased 37% to $12.03 in the first six months of 2022 compared to $8.78 in the same period of 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $11.81 in the first six months of 2022 compared to $8.49 in the same period of 2021.
Balance Sheet and Liquidity
On the balance sheet at June 30, 2022, total net receivables, including pledged receivables, increased 29% compared to June 30, 2021, driven by our sales growth and recent acquisitions. Inventory levels increased 77% to $1.6 billion compared to June 30, 2021. We increased our purchasing beginning in the second half of 2021 to improve our customer experience and minimize the impact of longer lead times from our vendors. Our inventory balance also reflects impacts from inflation and recent acquisitions. Total debt outstanding was $1.6 billion at June 30, 2022. Our debt balance has increased between periods as we have utilized debt proceeds to fund investments in working capital and recent acquisitions.
Net cash provided by operations was $28.7 million in the first six months of 2022 compared to $187.2 million in the first six months of 2021. The decrease in our operating cash flows was driven by federal tax payments of $79.5 million in 2022, which were allowed to be deferred and included in accrued expenses and other liabilities at December 31, 2021. Additional impacts relate to growth-driven working capital outflows, including increased inventory purchases, which were partially offset by an increase in net income. Adjusted EBITDA (as defined in the addendum to this release) increased 39% to $681.5 million for the six months ended June 30, 2022 compared to $489.6 million in the same period of the prior year.
Outlook
“We expect continued growth in the second half of the year, on top of the substantial growth that we experienced last year. We remain confident in the long-term stability of our business as 80% of our net sales activity is driven by the installed base of pools. Utilizing our industry-leading position, focusing on our operating priorities, and leveraging our well-established network will allow us to deliver solid growth for the year. We are updating our annual earnings guidance range to include the $0.04 tax benefit from ASU 2016-09 recognized in the second quarter of 2022. We expect our annual earnings guidance to be in the range of $18.38 to $19.13 per diluted share, including the impact of year-to-date tax benefits of $0.22,” said Arvan.

About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 416 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy, consumer discretionary spending, the housing market or inflation rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$2,055,818	$1,787,833	$3,468,468	$2,848,579
Cost of sales	1,389,014	1,236,148	2,354,474	1,995,762
Gross profit	666,804	551,685	1,113,994	852,817
Percent	32.4%	30.9%	32.1%	29.9%

Selling and administrative expenses	247,916	213,099	459,382	385,200
Operating income	418,888	338,586	654,612	467,617
Percent	20.4%	18.9%	18.9%	16.4%

Interest and other non-operating expenses, net	8,523	1,963	13,722	4,545
Income before income taxes and equity in earnings	410,365	336,623	640,890	463,072
Provision for income taxes	103,160	76,985	154,482	104,854
Equity in earnings of unconsolidated investments, net	78	57	136	132
Net income	$307,283	$259,695	$486,544	$358,350

Earnings per share attributable to common stockholders: (1)
Basic	$7.71	$6.47	$12.16	$8.92
Diluted	$7.63	$6.37	$12.03	$8.78
Weighted average common shares outstanding:
Basic	39,660	40,125	39,795	40,169
Diluted	40,064	40,745	40,231	40,800

Cash dividends declared per common share	$1.00	$0.80	$1.80	$1.38

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $305.6 million and $483.8 million for the three and six months ended June 30, 2022, respectively. Participating securities excluded from weighted average common shares outstanding were 218 thousand and 229 thousand for the three and six months ended June 30, 2022, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2022	2021	$	%

Assets
Current assets:
Cash and cash equivalents	$91,481	$58,465	$33,016	56%
Receivables, net (1)	239,639	210,318	29,321	14
Receivables pledged under receivables facility	516,946	375,248	141,698	38
Product inventories, net (2)	1,579,101	894,654	684,447	77
Prepaid expenses and other current assets	43,317	18,716	24,601	131
Total current assets	2,470,484	1,557,401	913,083	59

Property and equipment, net	183,480	111,661	71,819	64
Goodwill	692,972	283,284	409,688	145
Other intangible assets, net	309,375	12,350	297,025	2,405
Equity interest investments	1,179	1,293	(114)	(9)
Operating lease assets	259,571	221,068	38,503	17
Other assets	45,044	26,978	18,066	67
Total assets	$3,962,105	$2,214,035	$1,748,070	79%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$604,225	$439,453	$164,772	37%
Accrued expenses and other current liabilities	195,529	184,437	11,092	6
Short-term borrowings and current portion of long-term debt	19,731	10,058	9,673	96
Current operating lease liabilities	71,550	63,786	7,764	12
Total current liabilities	891,035	697,734	193,301	28

Deferred income taxes	42,380	30,440	11,940	39
Long-term debt, net	1,575,667	413,058	1,162,609	281
Other long-term liabilities	32,109	38,079	(5,970)	(16)
Non-current operating lease liabilities	191,856	159,976	31,880	20
Total liabilities	2,733,047	1,339,287	1,393,760	104
Total stockholders’ equity	1,229,058	874,748	354,310	41
Total liabilities and stockholders’ equity	$3,962,105	$2,214,035	$1,748,070	79%

(1)The allowance for doubtful accounts was $6.5 million at June 30, 2022 and $5.4 million at June 30, 2021.
(2)The inventory reserve was $20.9 million at June 30, 2022 and $15.2 million at June 30, 2021.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2022	2021	Change
Operating activities
Net income	$486,544	$358,350	$128,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,376	13,884	1,492
Amortization	4,358	723	3,635
Share-based compensation	7,571	7,549	22
Equity in earnings of unconsolidated investments, net	(136)	(132)	(4)
Other	7,185	4,812	2,373
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(384,245)	(295,342)	(88,903)
Product inventories	(251,090)	(114,792)	(136,298)
Prepaid expenses and other assets	(20,573)	(16,865)	(3,708)
Accounts payable	208,017	170,368	37,649
Accrued expenses and other current liabilities	(44,276)	58,673	(102,949)
Net cash provided by operating activities	28,731	187,228	(158,497)

Investing activities
Acquisition of businesses, net of cash acquired	(7,629)	(15,162)	7,533
Purchases of property and equipment, net of sale proceeds	(19,802)	(17,333)	(2,469)
Net cash used in investing activities	(27,431)	(32,495)	5,064

Financing activities
Proceeds from revolving line of credit	1,122,186	549,008	573,178
Payments on revolving line of credit	(1,128,902)	(505,636)	(623,266)
Proceeds from term loan under credit facility	250,000	—	250,000
Proceeds from asset-backed financing	215,000	260,000	(45,000)
Payments on asset-backed financing	(50,000)	(290,000)	240,000
Payments on term facility	(4,625)	(4,625)	—
Proceeds from short-term borrowings and current portion of long-term debt	24,767	4,466	20,301
Payments on short-term borrowings and current portion of long-term debt	(16,808)	(6,277)	(10,531)
Payments of deferred and contingent acquisition consideration	(1,374)	(362)	(1,012)
Proceeds from stock issued under share-based compensation plans	5,107	7,918	(2,811)
Payments of cash dividends	(72,028)	(55,418)	(16,610)
Purchases of treasury stock	(278,680)	(90,135)	(188,545)
Net cash provided by (used in) financing activities	64,643	(131,061)	195,704
Effect of exchange rate changes on cash and cash equivalents	1,217	665	552
Change in cash and cash equivalents	67,160	24,337	42,823
Cash and cash equivalents at beginning of period	24,321	34,128	(9,807)
Cash and cash equivalents at end of period	$91,481	$58,465	$33,016

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021
Net sales	$1,963,974	$1,782,894	$91,844	$4,939	$2,055,818	$1,787,833

Gross profit	625,843	550,509	40,961	1,176	666,804	551,685
Gross margin	31.9%	30.9%	44.6%	23.8%	32.4%	30.9%

Operating expenses	226,728	212,425	21,188	674	247,916	213,099
Expenses as a % of net sales	11.5%	11.9%	23.1%	13.6%	12.1%	11.9%

Operating income	399,115	338,084	19,773	502	418,888	338,586
Operating margin	20.3%	19.0%	21.5%	10.2%	20.4%	18.9%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021
Net sales	$3,292,100	$2,840,676	$176,368	$7,903	$3,468,468	$2,848,579

Gross profit	1,039,122	850,948	74,872	1,869	1,113,994	852,817
Gross margin	31.6%	30.0%	42.5%	23.6%	32.1%	29.9%

Operating expenses	420,655	383,710	38,727	1,490	459,382	385,200
Expenses as a % of net sales	12.8%	13.5%	22.0%	18.9%	13.2%	13.5%

Operating income	618,467	467,238	36,145	379	654,612	467,617
Operating margin	18.8%	16.4%	20.5%	4.8%	18.9%	16.4%

We have excluded the following acquisitions from our base business results for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tri-State Pool Distributors	April 2022	1	May - June 2022
Porpoise Pool & Patio, Inc.	December 2021	1	January - June 2022
Wingate Supply, Inc.	December 2021	1	January - June 2022
Vak Pak Builders Supply, Inc.	June 2021	1	January - June 2022 and June 2021
Pool Source, LLC	April 2021	1	January - June 2022 and April - June 2021
TWC Distributors, Inc.	December 2020	10	January - February 2022 and January - February 2021

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2022.

December 31, 2021	410
Acquired locations	1
New locations	5
June 30, 2022	416

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments (recoveries) and equity in earnings or loss in unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2022	2021	2022	2021
Net income	$307,283	$259,695	$486,544	$358,350
Add:
Interest and other non-operating expenses (1)	8,523	1,963	13,722	4,545
Provision for income taxes	103,160	76,985	154,482	104,854
Share-based compensation	3,914	3,712	7,571	7,549
Equity in earnings of unconsolidated investments, net	(78)	(57)	(136)	(132)
Depreciation	7,713	7,000	15,376	13,884
Amortization (2)	1,951	221	3,928	561
Adjusted EBITDA	$432,466	$349,519	$681,487	$489,611
(1)Shown net of losses (gains) on foreign currency transactions of $190 thousand and $(96) thousand for the three months ended June 30, 2022 and June 30, 2021, respectively, and $114 thousand and $(109) thousand for the six months ended June 30, 2022 and June 30, 2021, respectively, and includes amortization of deferred financing costs as discussed in Note 2 below.
(2)Excludes amortization of deferred financing costs of $215 thousand and $81 thousand for the three months ended June 30, 2022 and June 30, 2021, respectively, and $430 thousand and $162 thousand for the six months ended June 30, 2022 and June 30, 2021, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Diluted EPS	$7.63	$6.37	$12.03	$8.78
ASU 2016-09 tax benefit	(0.04)	(0.19)	(0.22)	(0.29)
Adjusted diluted EPS	$7.59	$6.18	$11.81	$8.49